UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date Earliest Event reported):
December 18, 2018

Gardner Denver Holdings, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-38095	46-2393770
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

222 East Erie Street
Suite 500
Milwaukee, Wisconsin 53202
(414) 212-4700
(Address, including zip code, and telephone number,
including area code, of registrant’s principal executive offices)

Check the appropriate box below if the Form 8−K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a−12 under the Exchange Act (17 CFR 240.14a−12)

☐	Pre−commencement communications pursuant to Rule 14d−2(b) under the Exchange Act (17 CFR 240.14d−2(b))

☐	Pre−commencement communications pursuant to Rule 13e−4(c) under the Exchange Act (17 CFR 240.13e− 4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company        ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.   ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 18, 2018, the Board of Directors (the “Board”) of Gardner Denver Holdings, Inc. (the “Company”) elected Elizabeth Centoni to the Board as a Class I director with an initial term expiring at the Company’s annual meeting of stockholders in 2021, and Marc Jones to the Board as a Class III director with an initial term expiring at the Company’s annual meeting of stockholders in 2020. The Board affirmatively determined that each of Mr. Jones and Ms. Centoni qualifies as an independent director under the New York Stock Exchange’s corporate governance rules for listed companies.

Ms. Centoni, 54, joined Cisco Systems, Inc., an internet technology company, in 2000, and since April 2018 has been Senior Vice President, General Manager of Cisco’s IoT Business Group. Prior to that, Ms. Centoni spent two years as the Senior Vice President, General Manager of Cisco’s Computing Systems Product Group. From 2000 to 2016, Ms. Centoni served in numerous engineering senior leadership roles at Cisco, including Vice President, Engineering Strategy and Portfolio Planning and Vice President, General Manager of the Service Provider Access Group. Ms. Centoni holds a Bachelor of Science in Chemistry from the University of Mumbai and an M.B.A. in Marketing from the University of San Francisco.

Mr. Jones, 60, has served as Chief Executive Officer and Chairman of Aeris Communications, Inc., a provider of machine to machine and Internet of Things communications services, since 2008. Before joining Aeris Communications, he served as President and Chief Executive Officer of Visionael Corporation, a network service business software and service provider, from 1998 to 2005, President and Chief Operating Officer of Madge Networks, a supplier of networking hardware, from 1994 to 1998, Senior Vice President, Integrated System Products of Chips and Technologies, Inc., one of the first fabless semiconductor companies, from 1987 to 1993, and Senior Vice President, Corporate Finance of LF Rothschild, Unterberg, Towbin, a merchant and investment banking firm, from 1985 to 1987. Mr. Jones began his career at the law firm Pillsbury, Madison & Sutro. Mr. Jones holds both a Bachelor of Arts in Political Science and a Juris Doctor from Stanford University.

For their service as a directors, each of Mr. Jones and Ms. Centoni will be entitled to receive an annual cash retainer of $75,000, payable quarterly in arrears (prorated for any portion of a calendar quarter in which he or she commences or terminates his or her service), and an annual equity award having a fair market value of $125,000, payable in restricted stock units, which vests on the anniversary of the grant date.

There are no arrangements or understandings between either of Mr. Jones or Ms. Centoni and any other person pursuant to which he or she was elected as a director. Neither Mr. Jones nor Ms. Centoni has any direct or indirect material interest in any transaction in which the Company is a participant that is required to be disclosed pursuant to Item 404(a) of Regulation S-K.

Item 7.01	Regulation FD Disclosure.

On December 18, 2018, the Company issued a press release announcing the election of Mr. Jones and Ms. Centoni to the Board. A copy of this press release is being furnished as Exhibit 99.1 hereto and is incorporated herein by reference.

The information in this Item 7.01 of Form 8-K and Exhibit 99.1 attached hereto shall not be deemed to be “filed” for the purposes of Section 18 of the Exchange Act, or otherwise subject to the liability of such section, nor shall such information be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, regardless of the general incorporation language of such filing, except as shall be expressly set forth by specific reference in such filing.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

The following exhibit is furnished herewith:

Exhibit Index

Exhibit No.	Description

99.1	Press Release issued by Gardner Denver Holdings, Inc. dated December 18, 2018.

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed by the undersigned hereunto duly authorized.

Gardner Denver Holdings, Inc.

Date: December 18, 2018	By:	/s/ Andrew Schiesl
	Name:	Andrew Schiesl
	Title:	Vice President, General Counsel, Chief Compliance Officer and Secretary